Exhibit 99.1

        Cincinnati Financial Corporation Reports First-Quarter Results

                - First-quarter net income totals $57 million
- Operating income* rises to 60 cents per share on strong underwriting profits
     - Property casualty combined ratio improves to 95.1 percent GAAP and
                            92.8 percent statutory
                - Pre-tax investment income grows 6.3 percent

    CINCINNATI, April 23 /PRNewswire-FirstCall/ --
Cincinnati Financial Corporation (Nasdaq: CINF) today reported first-quarter 2003 net income of $57 million, or 35 cents per diluted share, compared with $75 million, or 46 cents per share, in the first quarter of 2002. Net income per share included net realized investment losses of 25 cents in 2003 versus 3 cents in the comparable 2002 period.
    First-quarter operating income rose 20.6 percent to $97 million, or 60 cents per diluted share. Operating income, used by investors to measure insurer performance, excludes net realized investment gains and losses from net income.
    Revenues from pre-tax investment income, the primary source of profits, rose 6.3 percent to $116 million, the highest quarterly result on record. Total 2003 first-quarter revenues advanced $20 million to $707 million.

    Financial Highlights
    (Dollars in millions, except share data)  First Quarter Ended
                                                   March 31,
                                                2003         2002
       Income Statement Data
         Net income                              $57          $75
         Net realized investment losses          (40)          (5)
         Operating income*                       $97          $80
       Per Share Data (diluted)
         Net income                            $0.35        $0.46
         Net realized investment losses        (0.25)       (0.03)
         Operating income*                     $0.60        $0.49
         Cash dividend declared                 0.2500       0.2225
         Book value                            32.10        39.58
         Average shares outstanding        161,978,876  163,358,855

    Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Consolidated Financial Statements. During the first quarter of 2003, net income would have been reduced by less than 2 cents per share if option expense had been calculated using the Black-Scholes and prospective methodologies.

    * Measures used in this release that are not based on Generally Accepted Accounting Principles (non-GAAP) are defined and reconciled to the most directly comparable GAAP measures and operating measures in the attached Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP.


    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "For the third consecutive quarter, operating income has increased to an all-time high, benefiting from steadily increasing investment income and profitable insurance underwriting. Our independent agency force is fully on board, providing local knowledge that helps us soundly underwrite each risk. This joint effort produced a solid operational performance, helping to offset the effects of continuing weakness in the general economy and the equity marketplace. We are pleased with these positive operating trends and the momentum they create for future quarters. And we're confident that as the economy begins to strengthen, market values will more fully reflect the quality of the well-managed companies in our equity portfolio."


    Property Casualty Insurance Operations
    (Dollars in millions - GAAP)                    First Quarter Ended
                                                         March 31,
                                                  2003              2002
       Income Statement Data
         Earned premiums                          $631              $561
         Loss and loss expenses excluding
          catastrophe losses                       417               385
         Catastrophe losses                          3                14
         Expenses                                  181               155
            Underwriting profit                    $30                $7
       Ratio Data
         Loss and loss expenses ratio
          excluding catastrophe losses            66.1%             68.6%
         Catastrophe losses                        0.4               2.6
         Expense ratio                            28.6              27.6
            Combined ratio                        95.1%             98.8%

    Net premiums written by the property casualty insurance affiliates -- The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company -- grew 10.6 percent over last year's first quarter, reaching $687 million. Total new business written directly by agents was $68 million compared with $71 million in last year's first quarter. This reflected continuing attention to careful underwriting and accurate pricing, as well as deliberate decisions to write less workers' compensation business.
    Profitable property casualty underwriting contributed $30 million to pre-tax earnings, all from the commercial lines segment, which achieved higher profits over the comparable 2002 quarter and for the third sequential quarter. On a statutory basis, the first-quarter combined ratio for all lines improved to 92.8 percent in 2003 versus a 96.3 percent ratio in 2002. On a GAAP basis, the first-quarter ratio was 95.1 percent in 2003 and 98.8 percent in 2002, with catastrophe losses contributing 0.4 percentage points this year versus
2.6 points last year.
    Schiff noted, "Our first quarter was remarkable in a couple of respects-the absence of severe storms and the lowest quarterly commercial lines ratio for several years. The good weather that our policyholders enjoyed led to catastrophe losses well below the normal of approximately
3.0 percentage points. Just as important, we are thankful to see continuing benefits from two years of intense effort to sharpen skills and apply conservative standards in underwriting, pricing and reserving. These benefits carry forward, continuing to improve our book of business as additional multi-year policies are renewed.
    "Second-quarter catastrophe losses are typically higher, and 2003 will be no exception. Wind and hailstorms last weekend affected our policyholders in the areas of Columbus, Ohio and Owensville and Louisville, Kentucky. Claim reports are just beginning to come in. While it's very early to estimate total damage, we think this storm could result in approximately $9 million of losses, which would represent approximately 1.5 percentage points on the combined ratio."

    Commercial Lines
    (Dollars in millions - GAAP)                 First Quarter Ended
                                                       March 31,
                                                2003              2002
    Income Statement Data
     Earned premiums                            $452              $400
     Loss and loss expenses excluding
      catastrophe losses                         286               272
     Catastrophe losses                            5                 5
     Expenses                                    130               110
      Underwriting profit                        $31               $13
    Ratio Data
     Loss and loss expenses ratio
      excluding catastrophe losses              63.5%             68.0%
     Catastrophe losses                          1.0               1.2
     Expense ratio                              28.7              27.4
     Combined ratio                             93.2%             96.6%

    Net written premiums for commercial lines of insurance rose 10.9 percent to $526 million, accounting for 76.6 percent of the total. The first-quarter commercial lines statutory combined ratio was 90.3 percent. The GAAP ratio improved 3.4 percentage points to 93.2 percent, including 1.0 percentage points of catastrophe losses.
    Schiff said, "New workers' compensation premiums declined more than 30 percent. Total direct premiums in this line rose 6.8 percent on firmer pricing, even though we chose not to renew a few of our largest policies in order to avoid insuring a concentration of employees at single locations.
    "We continue to pay close attention to adequate prices and appropriate policy terms and conditions for large commercial auto fleets, contractors and commercial umbrella liability policies. We are reviewing the quality of each risk case by case and pricing multi-peril packages without discounts where appropriate. While our agents report that price increases are moderating in the commercial marketplace to high single digits, they are highly successful in getting double-digit increases on renewals of our multi-year policies. These policies give us processing and marketing advantages, offering policyholders three-year rate stability for selected coverages."

    Personal Lines

   (Dollars in millions - GAAP)              First Quarter Ended
                                                  March 31,
                                            2003              2002
    Income Statement Data
     Earned premiums                        $179              $161
     Loss and loss expenses excluding
      catastrophe losses                     131               113
     Catastrophe losses                       (2)                9
     Expenses                                 51                45
      Underwriting loss                      $(1)              $(6)
    Ratio Data
     Loss and loss expenses ratio
      excluding catastrophe losses          72.8%             70.1%
     Catastrophe losses                     (1.3)              6.0
     Expense ratio                          28.4              28.0
      Combined ratio                        99.9%            104.1%

    Net written premiums for the personal lines segment increased 9.6 percent to $161 million. The personal lines combined ratio was 99.6 percent on a statutory basis and 99.9 percent on a GAAP basis, benefiting from 1.3 points of favorable development of prior-period catastrophes. The first-quarter 2002 GAAP ratio of 104.1 percent included 6 percentage points of catastrophes.
    Schiff commented, "Improved pricing also was the principal driver of personal lines premium growth. We are beginning to receive state regulatory approvals for auto increases in the mid single digits and continue to homeowner increases in the double digits. New homeowner business is slowing as our rates rise to a level that supports the long-term process of returning this line to profitability. Agents are doing a good job of packaging auto with homeowner policies and selling our newer product for high-valued homes."

    Life Insurance Operations
    (In millions)                               First Quarter Ended
                                                      March 31,
                                             2003              2002
    Earned premiums                           $21               $20
    Investment income                          23                21
    Other income                                0                 1
     Total revenues                           $44               $42
    Policyholder benefits                      21                20
    Expenses                                   11                11
     Total benefits and expenses              $32               $31
     Income before income tax and
      realized investment losses              $12               $11

    The Cincinnati Life Insurance Company reported first-quarter income before income taxes and realized investment losses up 10.8 percent to $12 million compared with $11 million in 2002. Realized investment losses attributable to the life operations in the first quarter were $13 million in 2003 versus
$2 million in 2002.
    Cincinnati Life President and Chief Operating Officer David H. Popplewell, FALU, LLIF, commented, "Net earned premiums rose 7.4 percent to $21 million, with continued growth of applications for new policies. First-quarter life and disability income insurance applications increased by 16.6 percent to 12,263 in 2003 from 10,519 in 2002. Within the next few months, Cincinnati Life will further expand the LifeHorizons portfolio with an enhanced disability income product and a new universal life product with long-term guarantees."

    Investment Operations
    (In millions)                                  First Quarter Ended
                                                        March 31,
                                                  2003              2002
    Investment income, net of expenses            $116              $109
    Realized investment gains and losses:
     Valuation of embedded derivatives
     (SFAS No. 133)                               $(10)               $2
     Other-than-temporary impairment charges       (53)               (6)
     Realized investment gains and losses on
      security sales                                 1                (4)
       Total net realized investment losses       $(62)              $(8)

    Consolidated pre-tax investment income rose 6.3 percent for the first quarter, benefiting from dividend increases announced last year by companies in the equity portfolio. As of March 31, 2003, 10 of the 44 equity holdings in the portfolio have announced 2003 dividend increases that total $1 million on an annualized basis. Annualized dividend income from our equity portfolio reached $189 million.
    Vice President Kenneth S. Miller, CLU, ChFC, commented, "Our dividend-paying equities help stabilize investment income when bond interest rates fall. As of March 31, annualized bond income had declined to $233 million versus $234 million at this time last year, even after adding $334 million in net bond purchases over the past year. As we continue to invest cash from operations and proceeds of recent securities sales into bonds at lower prevailing interest rates, our estimate of full-year 2003 investment income growth remains at 3.5 percent to 4.5 percent.
    "We reported $62 million investment losses, before taxes, in the first quarter. While gains from securities sales offset losses from sales, this quarter's reported investment losses arose from accounting rules that bring into the income statement certain unrealized losses due to changes in market values of securities that remain in the portfolio. Of that total, $10 million arose from fluctuation of market values of options embedded in convertible securities. The remaining $53 million arose from 'other-than-temporary' declines in the market values of securities. These declines, primarily from airline, utility and healthcare securities, represented less than 0.5 percent of the company's $10.617 billion portfolio, which held $4.910 billion of pre-tax unrealized gains at the end of the first quarter. We continue to review asset value declines on an individual-issue basis. Until the economy and investment markets rebound, further other-than-temporary impairment charges may occur."


    Balance Sheet and Rankings
   (Dollars in millions)                     First Quarter Ended
                                                  March 31,
                                            2003              2002
    Balance Sheet Data
     Total assets                        $13,553           $14,742
     Investments                          10,685            12,295
     Shareholders' equity                  5,159             6,411
    Ratio Data
     Return on equity, annualized            4.2%              4.8%
     Return on equity, annualized,
      based on comprehensive income        (27.4)             29.1

    At March 31, 2003, total assets were $13.553 billion, down from $14.059 billion at year-end. Shareholders' equity at the end of the first quarter in 2003 was $5.159 billion versus $5.598 billion at year-end 2002. At March 31, 2003, accumulated other comprehensive income totaled $3.219 billion, compared with $3.643 billion at year-end 2002. Book value of $32.10 at the end of the current first quarter was down from $34.65 at year-end 2002.
    Miller added, "Our lower book value since year-end was caused primarily by the stock price change for our largest equity holding, Fifth Third Bancorp. This holding represented 5.1 percent of our total portfolio at cost and
34.4 percent at market value at March 31, 2003. It continues to have excellent fundamentals that meet our investment criteria of steadily increasing sales, earnings and dividends. We are confident that their management is taking appropriate actions to address regulatory issues."
    During the first quarter, the company repurchased 938,700 shares of Cincinnati Financial common stock. The total cost was $33 million, or $35.35 per share. Approximately 5.8 million shares remain authorized for repurchase. Schiff commented, "Repurchases are another way to reward shareholders, along with the 12.4 percent increase in the quarterly dividend in February. By investing in our own shares, we intend to convey our high expectations and confidence that current actions will lead to future rewards.
    "The spring round of public company rankings is out and Cincinnati Financial advanced in several of these studies. We are recognized as:

     -- 305th in the Forbes 500, by 'Super Rank,' holding top 500 rankings in all four categories of sales, profits, assets and market value for the first time (Forbes, April 14, 2003)

     -- 19th largest among U.S. stock property casualty insurers and 513th among the Fortune 1000, based on revenues (Fortune, April 14, 2003) 179th among S&P 500 companies for consistent performance over one- and three-year periods (The BusinessWeek 50, Spring 2003)

    "We are pleased that these studies recognize the value and consistency we aim to deliver. For the remainder of 2003, we will focus on continuing improvements in the same incremental style that has promoted stability for all of our stakeholders," Schiff concluded.

    For additional information or to register for this afternoon's conference call, please visit www.cinfin.com .

    Cincinnati Financial Corporation offers property and casualty insurance, our main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life, disability income and long-term care insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: unusually high levels of catastrophe losses due to changes in weather patterns or other causes; increased frequency and/or severity of claims; environmental events or changes; insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace; adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products; sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares; events that lead to a significant decline in the market value of a particular security and impairment of the asset; delays in the development, implementation and benefits of technology enhancements; and decreased ability to generate growth in investment income.
    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.


                       Cincinnati Financial Corporation
                         Consolidated Balance Sheets

                                               (unaudited)
      (Dollars in millions except share data)   March 31,        December 31,
                                                   2003               2002
      ASSETS
         Investments
            Fixed maturities, at fair value
            (amortized cost: 2003-$3,315;
             2002-$3,220)                        $3,455             $3,305
            Equity securities, at fair
             value (cost: 2003-$2,371;
             2002-$2,375)                         7,162              7,884
            Other invested assets                    68                 68
         Cash                                       128                112
         Investment income receivable                91                 98
         Finance receivable                          34                 33
         Premiums receivable                        996                956
         Reinsurance receivable                     535                527
         Prepaid reinsurance premiums                39                 47
         Deferred policy acquisition costs          357                343
         Property and equipment, net,
          for company use (accumulated depreciation:
           2003-$162; 2002-$155)                    125                128
         Other assets                               124                131
         Separate accounts                          439                427
            Total assets                        $13,553            $14,059

      LIABILITIES
         Insurance reserves
            Losses and loss expense              $3,223             $3,176
            Life policy reserves                    895                854
         Unearned premiums                        1,366              1,319
         Other liabilities                          369                345
         Deferred income tax                      1,499              1,737
         Notes payable                              183                183
         6.9% senior debenture due 2028             420                420
         Separate accounts                          439                427
            Total liabilities                     8,394              8,461

      SHAREHOLDERS' EQUITY
         Common stock, par value-$2 per share;
          authorized 200 million shares;
          issued: 2003 - 176 million shares,
          2002 - 176 million shares                 352                352
         Paid-in capital                            302                300
         Retained earnings                        1,789              1,772
         Accumulated other comprehensive
          income-unrealized gains on
          investments and derivatives             3,219              3,643
         Treasury stock at cost
          (2003 - 15 million shares,
          2002-14 million shares)                  (503)              (469)
            Total shareholders' equity            5,159              5,598
            Total liabilities and
             shareholders' equity               $13,553            $14,059



                       Cincinnati Financial Corporation
                      Consolidated Statements of Income
                                 (unaudited)

      (In millions except per share data)     Three months ended March 31,
                                                2003              2002
      REVENUES
         Earned premiums
            Property casualty                   $629              $559
            Life                                  21                20
         Investment income, net of expenses      116               109
         Realized investments gains and losses   (62)               (8)
         Other income                              3                 7
            Total revenues                       707               687

      BENEFITS AND EXPENSES
         Insurance losses and policyholder
          benefits                               440               419
         Commissions                             132               112
         Other operating expenses                 53                49
         Taxes, licenses and fees                 18                15
         Increase in deferred policy
          acquisition costs                      (14)              (13)
         Interest expense                          8                 9
         Other expenses                            5                 3
            Total benefits and expenses          642               594

      INCOME BEFORE INCOME TAXES                  65                93

      PROVISION (BENEFIT) FOR INCOME TAXES
         Current                                  17                19
         Deferred                                 (9)               (1)
            Total provision (benefit) for
             income taxes                          8                18

      NET INCOME                                 $57               $75

      PER COMMON SHARE
         Net income-basic                      $0.35             $0.46
         Net income-diluted                    $0.35             $0.46


                       Cincinnati Financial Corporation
                   Definitions of Non-GAAP Information and
                  Reconciliation to Comparable GAAP Measures

    Management believes that investor understanding of Cincinnati Financial Corporation's performance is enhanced by disclosure of certain non-GAAP financial measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP.

    One-time charge: Management analyzes results excluding the impact of one-time charges. In 2000, the company recorded a one-time charge to impair previously capitalized costs related to the development of next-generation software to process property casualty policies.

    Operating income: The difference between net income and operating income is the inclusion of net realized investment gains and losses. Management utilizes operating income to evaluate underlying performance and because it is a measure commonly evaluated by investors for insurance companies. This measure also is described as net income before realized investment gains and losses.

    Catastrophe losses: Due to the nature of catastrophic events, the frequency and cost of catastrophe occurrence is unpredictable. To aid in assessing the underlying performance of the business, management evaluates the company's overall performance and property casualty underwriting profitability after excluding the impact of catastrophe losses.


                          Five-Year Net Income Reconciliation

    (In millions except per share data)    Years ended December 31,

                                      2002     2001     2000     1999     1998

         Net income                   $238     $193     $118     $255     $242
         One-time charge                 0        0      (25)       0        0
         Net income (pro forma)       $238     $193     $143     $255     $242
         Net realized investment
          gains and losses             (62)     (17)      (2)       0       43
         Operating income (pro forma) $300     $210     $145     $255     $199
         Catastrophe losses            (57)     (42)     (33)     (24)    (61)
         Operating income excluding
          catastrophe losses
           (pro forma)                $357     $252     $178     $279     $260

      Diluted per share data
         Net income                  $1.46    $1.19    $0.73    $1.52    $1.41
         One-time charge               .00      .00     (.16)     .00      .00
         Net income (pro forma)      $1.46    $1.19    $0.89    $1.52    $1.41
         Net realized investment
          gains and losses            (.38)    (.10)    (.01)     .00      .26
         Operating income
          (pro forma)                $1.84    $1.29    $0.90    $1.52    $1.15
         Catastrophe losses           (.35)    (.26)    (.20)    (.14)   (.35)
         Operating income
          excluding catastrophe
          losses (pro forma)         $2.19    $1.55    $1.10    $1.66    $1.50

      Some numbers may not foot due to rounding


                   First-Quarter Net Income Reconciliation

      (In millions except per share data)        Three months ended March 31,
                                                     2003              2002

         Net income                                   $57               $75
         Net realized investment losses               (40)               (5)
         Operating income                             $97               $80
         Catastrophe losses                            (2)               (9)
         Operating income excluding
          catastrophe losses                          $99               $89

      Diluted per share data
         Net income                                 $0.35             $0.46
         Net realized investment losses              (.25)             (.03)
         Operating income                           $0.60             $0.49
         Catastrophe losses                          (.01)             (.06)
         Operating income excluding
          catastrophe losses                        $0.61             $0.55

      Some numbers may not foot due to rounding


               Property Casualty Combined Ratio Reconciliation


                     Three months ended           Three months ended
                        March 31, 2003                March 31, 2002
                 Property  Personal Commercial  Property  Personal  Commercial
                 casualty   lines     lines     casualty   lines      lines
                   total   insurance insurance    total   insurance  insurance
    GAAP
    Combined ratio  95.1%    99.9%    93.2%        98.8%   104.1%     96.6%
    Catastrophe
     losses         (0.4)     1.3     (1.0)        (2.6)    (6.0)     (1.2)
     Combined ratio
      excluding
       catastrophe
        losses      94.7%   101.2%    92.2%        96.3%    98.1%     95.4%

    Statutory

    Combined ratio  92.8%    99.5%    90.3%        96.3%   105.5%     93.2%
    Catastrophe
     losses         (0.4)     1.3     (1.0)        (2.6)    (6.0)     (1.2)
     Combined ratio
      excluding
       catastrophe
        losses      92.5%   100.8%    89.3%        93.7%    99.5%     92.0%

      Some numbers may not foot due to rounding


           Property Casualty Loss and Loss Expenses Reconciliation

                                                  Three months ended March 31,
                                                     2003             2002
      Commercial multi-peril
      Loss and loss expenses ratio                   71.1%            60.0%
      Catastrophe loss ratio                          2.6              3.3
      Loss and loss expenses
       excluding catastrophe ratio                   68.5%            56.7%

      Workers compensation
      Loss and loss expenses ratio                   80.5%            82.2%
      Catastrophe loss ratio                          0.0              0.0
      Loss and loss expenses
       excluding catastrophe ratio                   80.5%            82.2%

      Commercial auto
      Loss and loss expenses ratio                   56.8%            64.9%
      Catastrophe loss ratio                          2.6              0.0
      Loss and loss expenses
       excluding catastrophe ratio                   54.2%            64.9%

      Other liability
      Loss and loss expenses ratio                   71.6%            91.0%
      Catastrophe loss ratio                          0.0              0.0
      Loss and loss expenses
       excluding catastrophe ratio                   71.6%            91.0%

      Personal auto
      Loss and loss expenses ratio                   72.4%            68.1%
      Catastrophe loss ratio                          0.1              0.1
      Loss and loss expenses
       excluding catastrophe ratio                   72.3%            68.0%

      Homeowner
      Loss and loss expenses ratio                   63.1%            79.7%
      Catastrophe loss ratio                         (4.4)            17.6
      Loss and loss expenses
       excluding catastrophe ratio                   67.6%            62.1%

      Some numbers may not foot due to rounding

    Written premium: Under statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, written premiums is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premiums to assess business efforts. Earned premium, which is calculated and used in both statutory and GAAP accounting, is recognized ratably over the policy term. The difference between written and earned premium is unearned premium.


                            Premium Reconciliation

    (in millions)     Three months ended            Three months ended
                        March 31, 2003                 March 31, 2002
                 Property  Personal Commercial  Property  Personal  Commercial
                 casualty   lines     lines     casualty   lines      lines
                  total   insurance insurance     total  insurance  insurance

    Written premium $687    $161      $526        $621      $147       $474
    Unearned premium (56)     18       (74)        (60)       14        (74)
    Earned premium  $631    $179      $452        $561      $161       $400

       Some numbers may not foot due to rounding

    Underwriting profit: Underwriting profit for property casualty insurance represents premiums earned minus loss and loss expenses and other insurance-related expenses.